UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 19, 2011

Dillard's, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-6140	71-0388071
(Commission File Number)	(I.R.S. Employer Identification No.)

1600 Cantrell Road Little Rock, Arkansas	72201
(Address of Principal Executive Offices)	(Zip Code)

(501) 376-5200
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01          Other Events.

Dillard’s, Inc. (the “Company” or “Dillard’s”) intends to form a wholly-owned subsidiary that will seek to operate as a real estate investment trust (the “REIT”).  Dillard’s believes the formation of a REIT may enhance its ability to access debt or preferred stock and thereby enhance its liquidity.  It is intended that various Dillard’s entities (the “Dillard’s Parties”) will transfer to the REIT interests in certain real properties (the “Properties”) currently owned by the Dillard’s Parties, who will lease the Properties back from the REIT under “triple net” leases.

Additionally, the Company has formed a wholly-owned subsidiary that is intended to serve as a captive insurance company (“Captive”).  The Company believes the Captive will allow it to more efficiently manage its risks and to provide access to additional reinsurance markets.

Forward-Looking Information

The foregoing constitutes a "forward-looking statement" within the definition of federal securities laws. The Company cautions that forward-looking statements contained in this report are based on beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future events or performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions, including (without limitation) the failure to satisfy the REIT qualification tests and requirements imposed under the Revenue Code of 1986, as amended, investor perception of the REIT and its effect on the Company, the general economic conditions in the geographic areas in which its real estate interests are located, volatility in insurance claim expenses, increase in the number or severity of claims for which the captive insurance company insures, actual losses and claims exceeding historical and actuarial estimates and changes in insurance regulations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DILLARD'S, INC.

DATED:	January 19, 2011	By:	/s/ James I. Freeman
		Name:	James I. Freeman
		Title:	Senior Vice President & Chief Financial Officer